Exhibit 99.1

Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Amendment of Cash Tender Offer and Extension of
Early Tender Premium Deadline and Expiration Time

Stockton, CA – November 17, 2003 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that it had amended the terms of its previously announced cash tender offer to purchase up to $74.0 million, or approximately 77.8%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 (the “Notes”) and related consent solicitation, and extended the early tender premium deadline and expiration time.

The Company is increasing the tender offer consideration being offered for validly tendered and accepted Notes to $980 per $1,000 principal amount of the Notes plus accrued and unpaid interest to, but not including, the settlement date of the tender offer. This is an increase of $80 per $1,000 principal amount of the Notes from $900 per $1,000 principal amount originally offered.

In addition, as an incentive to noteholders to tender their Notes and provide consent in a timely manner, Pac-West is continuing to offer an early tender premium of $20 per $1,000 of principal amount, such early tender premium to be paid in the event the tender offer is completed to noteholders that tender their Notes and consent to the amendment of the indenture, and have not withdrawn such tender or consent, whether or not such Notes are accepted by Pac-West.

Together, the tender offer consideration and the early tender premium is now equal to par, or $1,000 per $1,000 principal amount of the Notes.

Pac-West has also amended the cash tender offer to reduce the maximum principal amount of Notes for which the tender offer is being made to $59.0 million, or approximately 62.0%, of the outstanding Notes. This is a decrease of $15.0 million principal amount, or approximately 15.8%, of the Notes from the original offer. If holders of a greater principal amount of Notes accept the tender offer, Pac-West will accept Notes for purchase on a pro rata basis based upon the relative principal amount of Notes tendered by such holders.

The early tender premium deadline, which was 5:00 p.m., New York City time, on November 17, 2003, will now expire at 5:00 p.m., New York City time, on November 25, 2003. The deadline to withdraw notes tendered and consents given will occur upon execution of the supplemental indenture. Noteholders may withdraw notes tendered and consents given at any time prior to the execution of the supplemental indenture, which is expected to occur promptly following the early tender premium deadline, provided that Pac-West has received the requisite consents. Any tender, whether made before or after the withdrawal deadline, may not be withdrawn after the withdrawal deadline.

The Tender Offer expiration time, which was 5:00 p.m., New York City time, on December 4, 2003 has been extended to 5:00 p.m., New York City time, on December 18, 2003.

As of 5:00 p.m., New York City time, on November 17, 2003, about $15.7 million in principal amount of the Notes outstanding had been validly tendered and not withdrawn.

UBS Securities LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Wells Fargo Bank Minnesota, N.A. Questions regarding the tender offer and consent solicitation may be directed to Brian Taylor, at UBS Securities LLC, telephone number (415) 352-6085. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder, telephone number (800) 843-0079 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

ABOUT PAC-WEST TELECOMM, INC.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

FORWARD-LOOKING STATEMENTS

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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